Exhibit 99.1

Callon Petroleum Company Announces Ward County Acquisition

Natchez, MS (May 24, 2018)—Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today announced that its wholly owned subsidiary, Callon Petroleum Operating Company, has entered into a definitive agreement to acquire certain producing oil and gas properties and undeveloped acreage for total consideration of $570 million in cash from Cimarex Energy Co. The Company intends to fund the cash purchase price with the net proceeds of an equity offering announced concurrently with the announcement of this acquisition, cash on hand and/or incurrence of long-term indebtedness.

Key attributes of the acquisition include:

•	the addition of approximately 28,657 net surface acres to our Spur operating area in the Delaware Basin, over 90% held by production, that is directly adjacent and highly complementary to our existing position;

•	current net production of approximately 6,831 barrels of oil equivalent per day (approximately 73% oil) for the first quarter of 2018, based on information provided by the seller;

•	estimated delineated base inventory of 212 net identified horizontal drilling locations targeting the Third Bone Spring, Wolfcamp A and Wolfcamp B zones, with approximately 86% to be operated by Callon. Over 60% of the inventory is comprised of well locations with laterals of 7,500 feet or more;

•	meaningful opportunities for enhanced development efficiencies from increased scale, integration of infrastructure and multi-well pad development; and

•	additional potential horizontal drilling locations from emerging prospective zones in the Second Bone Spring and Wolfcamp C formations.

On a pro forma basis, assuming the closing of the acquisition, Callon’s aggregate Permian Basin position will include approximately 86,000 net surface acres concentrated in four core operating areas within both the Midland and Delaware Basins.

Joe Gatto, President and Chief Executive Officer commented, “This acquisition of highly complementary assets is an important step in continuing to build upon our Delaware Basin entry in late 2016. Upon completion, we will own a leasehold position of almost 47,500 net acres in our Spur operating area and over 86,000 net acres in the broader Permian Basin. Given the location of the acquired position and associated established infrastructure, we are positioned to benefit from increased lateral lengths on the combined position as well as scale benefits from larger pad development concepts.” He continued, “Importantly, this acquisition includes a substantial amount of mature, oil-weighted production that provides a solid, current return on capital employed and drives immediate accretion on several key operational and financial metrics. Minimal drilling obligations, multiple target zones and a highly contiguous operated position all contribute to operational flexibility which will enhance our developmental efficiency while also affording organic inventory growth opportunities in emerging zones within our expanded Spur footprint. Looking forward, we expect the acquisition to contribute to a total fourth quarter 2018 exit rate of over 40,000 boepd, assuming only minimal incremental activity above our existing base program, and improved optionality for an increase in our development plans for 2019.”

The pending acquisition is expected to close on or before September 10, 2018, subject to the completion of customary closing conditions.

Website Presentation

The Company has posted on its website, as of May 24, 2018, a presentation that includes additional information on the pending transaction. The presentation, entitled “Acquisition Overview” may be found by navigating our website at www.callon.com, selecting “Investors” then “Presentations.”

About Callon Petroleum Company

Callon is an independent energy company focused on the acquisition, development, exploration and operation of oil and natural gas properties in the Permian Basin in West Texas.

This news release is posted on the Company’s website at www.callon.com and will be archived there for subsequent review under the “News” link on the top of the homepage.

About Cimarex Energy Co.

Cimarex is a Denver-based independent oil and gas exploration and production company with principal operations in the Mid-Continent and Permian Basin areas of the U.S.

Cautionary Statement Regarding Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements regarding the consummation of the pending acquisition and completion of related financings and the time frame in which these transactions will occur, the expected benefits of the Company and its shareholders from completing the acquisition, the implementation of the Company’s business plans and strategy, as well as statements including the words “believe,” “expect,” “plans” and words of similar meaning. These statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the Company’s ability to realize the anticipated benefits of the pending acquisition, the forfeiture of our deposit under the acquisition agreement and other risks are more fully discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on the Company’s website or the SEC’s website at www.sec.gov.

For further information contact:

Mark Brewer

Director of Investor Relations

281-589-5279